Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-57263 and 333-104114) of EMC Corporation of our report dated June 22, 2006 relating to the financial statements of the EMC Corporation 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, MA

June 28, 2006